UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Solicitation Material under §240.14a-12

Inventergy Global, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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**** IMPORTANT REMINDER ****

Dear Fellow Inventergy Global Inc. Stockholder:

By now, you should have received your proxy material for the Special Meeting of Inventergy Global Inc. to be held on March 8, 2017. Our records indicate you have not yet voted your shares at the time of the mailing of this reminder letter.

Each stockholder’s vote is extremely important because the proposal to approve the Restructuring Agreement and the Reverse Stock Split proposal requires the favorable vote of a majority of the issued and outstanding shares of common stock to be approved. Not voting has the same effect as a vote against these important proposals.

In the event the Company’s stockholders do not approve the Restructuring Proposal, the Company will be in default on the Restructuring Agreement. In this situation, all of the note and revenue share amounts payable to Fortress under the Restructuring Agreement will then become due and payable to Fortress and Fortress will have the ability to take control of and dispose of the patent assets to pay the amounts due to them.

PLEASE CAST YOUR VOTE TODAY. The fastest and easiest way to vote is by telephone or on the Internet. Instructions on how to vote your shares by telephone or on the Internet are provided on the proxy card enclosed with this letter. Alternatively, you may sign and return the enclosed voting form in the envelope provided.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

If you sign and return the enclosed proxy card without indicating a different choice, your shares will be voted FOR all proposals. Important information about the Restructuring Agreement is contained in the proxy statement dated January 27, 2017 which was previously mailed to you and which we urge you to read.

If you have any questions, need another copy of the proxy statement or if you need assistance voting, please call Morrow Sodali LLC, our proxy solicitor, toll-free at 1-800-573-4370.

Thank you for your investment in Inventergy Global Inc. and for taking the time to vote your shares.

Sincerely,

John Niedermaier

Chief Financial Officer

900 E. Hamilton Avenue #180, Campbell CA 95008

www.inventergy.com